PAB Bankshares, Inc.
3250 North Valdosta Road
P.O. Box 3460
Valdosta, Georgia 31604-3460
Phone: 229-241-2775
Fax: 229-241-2774
Website: www.pabbankshares.com

News Announcement
For Immediate Release

May 24, 2005

PAB Bankshares, Inc.
Announces Second Quarter 2005 Dividend
and Stock Repurchase Program

VALDOSTA, GA.: On Tuesday, May 24, 2005, the Board of Directors for PAB Bankshares, Inc. (AMEX: PAB) approved a quarterly dividend in the amount of $0.12 per share payable on July 15, 2005 to the Company’s stockholders of record as of June 30, 2005. This is a penny per share increase in the dividend rate from the previous quarter.

The Board of Directors also approved the renewal of the Company’s stock repurchase program. Under the program, management is authorized to repurchase up to 400,000 shares of the Company’s common stock over the next twelve-month period. Although the Company may not repurchase all 400,000 shares within the allotted time period, the program will allow the Company to repurchase its shares as opportunities arise through either the open market or privately negotiated transactions at prices deemed appropriate by management. The 400,000 shares that may be repurchased through the program represent approximately 4.2% of the Company’s total shares outstanding.

The Company’s sole operating subsidiary bank, The Park Avenue Bank, operates 17 branch offices and three loan production offices in Valdosta, Adel, Athens, Atlanta, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, and Stockbridge, Georgia, and in Ocala and St. Augustine, Florida. Additional information on the products and services offered by The Park Avenue Bank is available on the Internet at www.parkavebank.com.

Contact:	Donald “Jay” Torbert, Jr., Executive Vice-President & CFO
(229) 241-2775, ext. 266
jayt@parkavebank.com